Exhibit 99.1

IMMEDIATE RELEASE	March 30, 2011

Neoprobe Announces Retirement of David Bupp and Appointment of Mark Pykett
as President and CEO Effective April 15th

-- Conference Call Scheduled for 9:00 AM ET, Thursday, March 31st --

DUBLIN, OH, March 30, 2011 -- Neoprobe Corporation (NYSE Amex: NEOP), a diversified developer of innovative oncology surgical and diagnostic products, announced today that President and Chief Executive Officer (CEO) David Bupp will retire from the Company effective April 15th. The Company’s Board of Directors appointed Dr. Mark Pykett the new President and CEO, effective April 15th.  Dr. Pykett will also be nominated to the Neoprobe Board of Directors. Mr. Bupp will remain on the Neoprobe Board of Directors and continue to assist the Company through the final stages of commercialization of Lymphoseek® and other product development activities as a consultant.

"A little more than 12 years ago, I began my tenure as CEO of Neoprobe Corporation, and I am proud to have been part of building a stronger, more diversified company well positioned for future opportunities," said Mr. Bupp.  "We have achieved this due to the efforts and support of our employees, suppliers, distributors, customers and investors, and I take this opportunity to thank them for their contributions. We have guided the Company toward a new chapter with the pending release of Phase 3 NEO3-09 clinical data and the filing of the New Drug Application (NDA) for Lymphoseek. In addition, development activities for the RIGS® technology have been reactivated. Now is the appropriate time for me to turn over the leadership of the Company to Dr. Mark Pykett -- an outstanding choice who has my full and enthusiastic support.”

"It is with enormous gratitude that the Board accepts David's decision to retire as Neoprobe’s CEO," said Carl Aschinger, Chairman of the Board of Neoprobe. "David led Neoprobe through periods of exceptional challenge and transformed the Company. Thanks to his leadership and the efforts of Neoprobe employees, our Company has established itself as a leader in cancer diagnostics.  More importantly, during David’s tenure as CEO, Neoprobe helped improve patient care, and ultimately the lives, of tens of thousands of patients with cancer.  On behalf of the Board, I would like to recognize and thank David for these and so many other accomplishments."

Dr. Pykett, 47, has served as Executive Vice President and Chief Development Officer of Neoprobe since November 2010.  Prior to joining Neoprobe, Dr. Pykett served as Founding CEO of Talaris Advisors LLC, a strategic drug-development company serving the biotech industry, from 2009 to November 2010.  Prior to Talaris, Dr. Pykett was President and Chief Operating Officer of Alseres Pharmaceuticals, Inc. (formerly Boston Life Sciences, Inc.), President and a Director of CyGenics, President of Cordlife, and President and Chief Executive Officer and a Director of Cytomatrix.  Dr.Pykett has also served as a Director of ADVENTRX Pharmaceuticals since 2004 and currently serves on the Boards of Directors of several private and not-for-profit organizations.  Dr. Pykett also was an adjunct lecturer in cancer biology at Harvard University’s School of Public Health and served on Northeastern University’s Center for Enterprise Growth Corporate Advisory Board.  Dr. Pykett graduated Phi Beta Kappa, summa cum laude from Amherst College, earned a veterinary degree, Phi Zeta, summa cum laude, and a Ph.D. in molecular biology from the University of Pennsylvania and holds an M.B.A., Beta Gamma Sigma, from Northeastern University.  In addition, Dr. Pykett completed post-doctoral fellowships at the University of Pennsylvania and Harvard University.

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NEOPROBE CORPORATION
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"I came to Neoprobe because of its potential for business success and the opportunity to improve the care that patients with specific cancers receive.  This is a company with great products and technologies, outstanding people and a rich product pipeline poised to create substantial future growth," said Pykett.  "I look forward to leading the Neoprobe team and building on the impressive record of delivering important diagnostic medical solutions to patients and physicians with a commitment to creating value for health professionals, our employees and shareholders."

"Mark is an extremely capable leader with extensive experience in biotechnology development.  We are confident he offers the right combination of experience, results and talents for Neoprobe going forward. His proven track record in leadership positions has prepared him well for this role,” said Mr. Aschinger. "We look forward to working with Mark and the Neoprobe executive team as the Company prepares to make tremendous business strides in 2011 and beyond."

Mr. Bupp and Dr. Pykett will host an investor conference call at 9:00 a.m. (ET) tomorrow, Thursday, March 31st. The conference call can be accessed as follows:

Conference Call Information
TO PARTICIPATE LIVE:		TO LISTEN TO A REPLAY:
Date: Time: Toll-free (U.S.) Dial in # : International Dial in # :	Mar. 31, 2011 9:00 AM ET (877) 407-8033 (201) 689-8033	Available until: Toll-free (U.S.) Dial in # : International Dial in # : Replay passcode: Account #: Conference ID #:	April 14, 2011 (877) 660-6853 (201) 612-7415 286 369934

Contacts:

Neoprobe Corporation -- Brent Larson, Sr. VP & CFO – (614) 822-2330

Investor Relations – Michael Rice, LifeSci Advisors -- (201) 408-4923

Public Relations/Media Relations – Mark Marmur, Makovsky & Co. -- (212) 508-9670

About Neoprobe

Neoprobe is a biomedical company focused on enhancing oncology patient care and improving patient benefit.  Neoprobe currently markets the neoprobe® GDS line of gamma detection systems that are widely used by cancer surgeons.  In addition, Neoprobe holds significant interests in the development of related biomedical systems and radiopharmaceutical agents including Lymphoseek® and RIGScanTM CR.  Neoprobe’s subsidiary, Cira Biosciences, Inc., is also advancing a patient-specific cellular therapy technology platform called ACT.  Neoprobe’s strategy is to deliver superior growth and shareholder return by maximizing its strong position in gamma detection technologies and diversifying into new, synergistic biomedical markets through continued investment and selective acquisitions.  www.neoprobe.com

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The Private Securities Litigation Reform Act of 1995 (the Act) provides a safe harbor for forward-looking statements made by or on behalf of the Company. Statements in this news release, which relate to other than strictly historical facts, such as statements about the Company’s plans and strategies, expectations for future financial performance, new and existing products and technologies, anticipated clinical and regulatory pathways, and markets for the Company’s products are forward-looking statements within the meaning of the Act.  The words “believe,” “expect,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements that speak only as of the date hereof.  Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company’s continuing operating losses, uncertainty of market acceptance of its products, reliance on third party manufacturers, accumulated deficit, future capital needs, uncertainty of capital funding, dependence on limited product line and distribution channels, competition, limited marketing and manufacturing experience, risks of development of new products, regulatory risks and other risks detailed in the Company’s most recent Annual Report on Form 10-K and other Securities and Exchange Commission filings.  The Company undertakes no obligation to publicly update or revise any forward-looking statements.